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                                                                     EXHIBIT 4.1

                       LATTICE SEMICONDUCTOR CORPORATION

                 FISCAL 1992 SALES REPRESENTATIVE WARRANT PLAN

                (AS AMENDED AND RESTATED EFFECTIVE MAY 13, 1996)

    1. PURPOSES OF THE PLAN. The purposes of this Fiscal 1992 Sales Representative Warrant Plan (As Amended and Restated Effective May 13, 1996) are to provide Sales Representatives of the Company with a differentiating incentive to sell the Company's products, to give them a long-term stake in the future of the Company and to provide additional incentive to promote the success of the Company's business in general.

    2.  DEFINITIONS.  As used herein, the following definitions shall apply:

        (a) "AUTHORIZED SALES REPRESENTATIVE FIRM" shall mean a currently authorized manufacturer's representative firm, as designated by the Company in its sole discretion. The Company may at any time withdraw such authorization for any reason or no reason.

        (b) "BOARD" shall mean the Board of Directors of the Company and (other than for purposes of paragraph (a) of Section 4 of the Plan) the Committee, if one has been appointed.

        (c) "COMMON STOCK" shall mean the Common Stock, $.01 par value, of the Company.

        (d) "COMPANY" shall mean Lattice Semiconductor Corporation, a Delaware corporation.

        (e) "COMMITTEE" shall mean the Committee appointed by the Board in accordance with paragraph (a) of Section 4 of the Plan, if one is appointed.

        (f) "PLAN" shall mean this Fiscal 1992 Sales Representative Warrant Plan (As Amended and Restated Effective May 13, 1996).

        (g) "SALES REPRESENTATIVE" shall mean any person who is employed by an Authorized Sales Representative Firm to perform services which include the sale of the Company's products.

        (h) "SHARE" shall mean a share of the Common Stock, as adjusted in accordance with Section 11 of the Plan.

        (i) "UNDERLYING STOCK" shall mean the Common Stock subject to a Warrant.

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        (j)  "WARRANT" shall  mean a  warrant to  purchase Common  Stock granted pursuant to the Plan.

        (k) "WARRANTHOLDER" shall mean an Authorized Sales Representative Firm or a Sales Representative who holds a Warrant.

    3. STOCK SUBJECT TO THE PLAN. Subject to the provisions of Section 11 of the Plan, the maximum aggregate number of shares which may be granted subject to Warrants and sold under the Plan is 150,000 shares of Common Stock. The Shares may be authorized but unissued or reacquired Common Stock.

    If a Warrant should expire or become unexercisable for any reason without having been exercised in full, the unpurchased shares which were subject thereto shall, unless the Plan shall have been terminated, become available for other Warrants under the Plan.

    4.  ADMINISTRATION OF THE PLAN.

        (a) PROCEDURE. The Plan shall be administered by the Board of Directors.

    The Board of Directors may appoint a Committee consisting of (1) not less than two members of the Board of Directors or (2) one or more officers of the Company, to administer the Plan on behalf of the Board, subject to such terms and conditions as the Board of Directors may prescribe. Once appointed, the Committee shall continue to serve until otherwise directed by the Board of Directors. From time to time the Board of Directors may increase the size of the Committee and appoint additional members thereof, remove members (with or without cause), and appoint new members in substitution therefor, fill vacancies however caused, or remove all members of the Committee and thereafter directly administer the Plan.

       (b) POWERS OF THE BOARD. Subject to the provisions of the Plan, the Board shall have the authority, in its discretion: (i) to determine, upon review of relevant information and in accordance with paragraph (b) of
Section 8 of the Plan, the fair market value of the Common Stock; (ii) to determine the exercise price per Share of Warrants to be granted, which exercise price shall in no event be less than the fair market value per Share of Common Stock on the date of grant of the Warrant, (iii) to determine the Authorized Sales Representative Firms and Sales Representatives to which, and the time or times at which, Warrants shall be granted and the number of shares to be represented by each Warrant; (iv) to interpret the Plan; (v) to prescribe, amend and rescind rules and regulations relating to the Plan; (vi) to determine the terms and provisions of each Warrant granted (which need not be identical) and, with the consent of the holder thereof, modify or amend each Warrant; (vii) to accelerate the exercise date of any Warrant; (viii) to authorize any person to execute on behalf of the Company any instrument required to effectuate the grant of a Warrant previously granted by the Board; (ix) in the event of a merger or other acquisition whereby all of the Company's capital stock is acquired for cash, to substitute cash for stock upon exercise of the Warrant in an amount equal to the amount per share received by the Company for each share of its Common Stock in the merger or acquisition times the number of shares of Common

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Stock for which the Warrant is exercised less the Warrant exercise price; and
(x) to make all other determinations deemed necessary or advisable for the administration of the Plan.

        (c) EFFECT OF BOARD'S DECISION. All decisions, determinations and interpretations of the Board shall be final and binding on all Warrantholders and any other holders of any Warrants.

    5. ELIGIBILITY. Warrants may be granted only to Authorized Sales Representative Firms and Sales Representatives. An Authorized Sales Representative Firm or Sales Representative which has been granted a Warrant may, if otherwise eligible, be granted an additional Warrant or Warrants.

        The Plan shall not confer upon any Warrantholder any right with respect to continuation of a Sales Representative's employment by the Authorized
Sales Representative Firm, nor shall it interfere in any way with the Company's right to terminate an Authorized Sales Representative Firm as such at any time.

    6. TERM OF PLAN. The Plan shall become effective upon its adoption by the Board of Directors. It shall continue in effect until June 30, 1999 unless sooner terminated under Section 13 of the Plan.

    7. TERM OF WARRANT. The term of each Warrant shall be the lesser of (a) the balance of the term of this Plan and (b) three (3) years from the date of grant thereof, or such shorter term as may be provided in the warrant agreement.

    8.  EXERCISE PRICE AND CONSIDERATION.

        (a) EXERCISE PRICE. The per Share exercise price for the Shares to be issued pursuant to a Warrant shall be such price as is determined by the Board, but shall in no event be less than the fair market value per Share on the date of grant of the Warrant.

        (b) DETERMINATION OF FAIR MARKET VALUE. The fair market value shall be determined by the Board in its discretion; provided, however, that where there is a public market for the Common Stock, the fair market value per Share shall be the mean of the reported bid and asked prices for the Common Stock as of the date of grant, or, in the event the Common Stock is listed on a stock exchange or on the Nasdaq National Market, the fair market value per Share shall be the closing price on the exchange as of the date of grant of the Warrant.

        (c) FORM OF CONSIDERATION. The consideration to be paid for the Shares to be issued upon exercise of a Warrant shall consist of cash or a certified or cashier's check (or any combination thereof).

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    9.  EXERCISE OF WARRANT.

        (a) EXERCISABILITY; PROCEDURE FOR EXERCISE; RIGHTS AS A SHAREHOLDER. Any Warrant granted hereunder shall be exercisable at such times and under such conditions as determined by the Board, including performance criteria with respect to the Company and/or the Warrantholder, and as shall be permissible under the terms of the Plan.

        A Warrant may not be exercised for a fraction of a Share.

        A Warrant shall be deemed to be exercised when written notice of such exercise has been given to the Company in accordance with the terms of the Warrant by the person entitled to exercise the Warrant and full payment for the Shares with respect to which the Warrant is exercised has been received by the Company. Until the issuance (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company) of the stock certificate evidencing such Shares, no right to vote or receive dividends or any other rights as a shareholder shall exist with respect to the Underlying Stock, notwithstanding the exercise of the Warrant. No adjustment will be made for a dividend or other right for which the record date is prior to the date the stock certificate is issued, except as provided in Section 11 of the Plan.

        Exercise of a Warrant in any manner shall result in a decrease in the number of Shares which thereafter may be available, both for purposes of the Plan and for sale under the Warrant, by the number of Shares as to which the Warrant is exercised.

        (b) TERMINATION OF STATUS AS A SALES REPRESENTATIVE. If a Warrantholder ceases to serve as an Authorized Sales Representative Firm or a Sales Representative, as the case may be, for any reason or no reason, either due to the death or disability of the Warrantholder, termination of a firm which is a Warrantholder as an Authorized Sales Representative Firm or termination of the individual Warrantholder's employment with an Authorized Sales Representative Firm, the right to exercise Warrant shall terminate.

    10.  TRANSFERABILITY  OF  WARRANTS.    A  Warrant  may  not  be  sold,
pledged, assigned, hypothecated, transferred, or disposed of in any manner without the prior written consent of the Company. Warrants may be exercised only by Warrantholders.

    11. ADJUSTMENTS UPON CHANGES IN CAPITALIZATION OR MERGER. Subject to any required action by the shareholders of the Company, the number of shares of Common Stock covered by each outstanding Warrant, and the number of shares of Common Stock which have been authorized for issuance under the Plan but as to which no Warrants have yet been granted or which have been returned to the Plan upon cancellation of a Warrant (collectively, the "Reserves"), as well as the price per share of Common Stock covered by each such outstanding Warrant, shall be proportionately adjusted for any increase or decrease in the number of issued shares of Common Stock resulting from a stock split or the payment of a stock dividend (but only on the Common Stock) or any other increase or decrease in the number of such shares of Common Stock effected without receipt of consideration by the Company; provided, however, that conversion of any convertible securities of the Company shall not be deemed to

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have been  "effected without receipt of consideration". Such adjustment shall be made by the Board, whose determination in that respect shall be final, binding and conclusive. Except as expressly provided herein, no issue by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of shares of Common Stock subject to a Warrant or the Reserves.

    In the event of the proposed dissolution or liquidation of the Company, or the proposed sale of substantially all of the assets of the Company, or the proposed merger of the Company with or into another corporation, the Warrant will terminate effective upon the consummation of such transaction, unless otherwise provided by the Board. The Board may, in the exercise of its sole discretion in such instances, declare that any Warrant shall terminate as of a date fixed by the Board and give each Warrantholder the right to exercise his Warrant as to all or any part of the Shares, including Shares as to which the Warrant would not otherwise be exercisable.

    12. TIME OF GRANTING WARRANTS. The date of grant of a Warrant shall, for all purposes, be the date on which the Board makes the determination granting such Warrant. Notice of the determination shall be given to each Authorized Sales Representative Firm or Sales Representative, as the case may be, to which a Warrant is so granted within a reasonable time after the date of such grant.

    13. AMENDMENT AND TERMINATION. The Board may amend or terminate the Plan from time to time in such respects as the Board may deem advisable; provided that any such amendment or termination of the Plan which would have an adverse effect on any Warrants already granted shall not affect such Warrants and such Warrants shall remain in full force and effect as if this Plan had not been amended or terminated, unless such amendment or termination is consented to by the holders of any such Warrant which would be so affected thereby.

    14. CONDITIONS UPON TRANSFER OF WARRANTS AND ISSUANCE OF SHARES. Warrants shall not be issued upon transfer, nor shall Shares be issued upon exercise of a Warrant unless such transfer or exercise and the issuance and delivery of such Warrant or Shares pursuant thereto shall comply with all relevant provisions of law, including, without limitation, the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, the rules and regulations promulgated thereunder, and the requirements of any automated quotation system or stock exchange upon which the Shares may then be listed, and shall be further subject to the approval of counsel for the Company with respect to such compliance.

    As a condition to the transfer or exercise of a Warrant, the Company may require the transferee or the person exercising such Warrant to represent and warrant at the time of any such transfer or exercise that the Warrant or Shares are being acquired only for investment and without any present intention to sell or distribute the same if, in the opinion of counsel for the Company, such a representation is required by any of the aforementioned relevant provisions of law.

    15. RESERVATION OF SHARES. The Company, during the term of this Plan, will at all times reserve and keep available such number of Shares as shall be sufficient to satisfy the requirements of the Plan.

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    The inability of the Company to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company's counsel to be necessary to the lawful issuance and sale of any Warrants or Shares hereunder, shall relieve the Company of any liability in respect of the failure to issue or sell such Warrants or Shares as to which such requisite authority shall not have been obtained.

    16.   WARRANT AGREEMENT.   Warrants shall be evidenced by written warrant
agreements in such form as the Board shall approve.

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